Exhibit 10.1

SECOND AMENDMENT

TO

TRANSITION AND SEPARATION AGREEMENT

This Amendment is entered into as of June 30, 2006 (the “Second Amendment”), by and between Polycom, Inc. (the “Company”) and Kim Niederman (“Employee”). Unless otherwise defined herein, capitalized terms used in this Second Amendment shall have the same meaning as in the Transition and Separation Agreement between the Company and Employee dated August 25, 2005, as further amended on January 25, 2006.

WHEREAS, Employee and the Company entered into a Transition and Separation Agreement dated August 25, 2005, as further amended on January 25, 2006 (the “Separation Agreement”); and

WHEREAS, Employee and the Company hereby desire to amend the Separation Agreement in the manner described below.

NOW, THEREFORE, for the consideration set forth herein, the Company and the Employee agree to amend the Separation Agreement, effective as of June 30, 2006, as follows:

1.	The preamble containing the definition of the term “Termination Date” shall be amended to read in its entirety as follows:

“WHEREAS, Employee will tender his resignation from employment with the Company to be effective on September 30, 2006 (the “Termination Date”);”

2.	Section 1(a) shall be amended to read in its entirety as follows:

“Transition Period. Except as provided otherwise in this Agreement, the Company agrees to pay Employee his normal standard compensation and benefits package as extended to him in his January 2, 2003 offer letter until June 30, 2006. On June 30, 2006, Employee’s transition status shall be converted to that of a part-time employee of the Company, reporting to Robert Hagerty. As a part-time employee of the Company, Employee shall be required to work twenty (20) hours per week and shall be eligible to continue to receive benefits in accordance with the terms of the Company’s benefits programs. From July 1, 2006 until the Termination Date, Employee shall receive compensation of $12,000 per month, paid semi-monthly, provided that Employee has not been terminated for Cause (as defined in Section 6(c) below). Employee acknowledges that, as of June 30, 2006, Employee shall be a “non-executive” corporate officer who does not have policy-making functions and who shall no longer be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.”

3.	Section 4 shall be amended to add the following penultimate sentences:

“Employee acknowledges and consents to the reductions in Employee’s duties, base pay and the kind or level of benefits and acknowledges and consents that such reductions do not trigger a voluntary resignation for Good Reason under any applicable Stock Agreements. In addition, Employee acknowledges that all options will terminate and no longer be exercisable after December 31, 2006.”

4.	Section 6(a) shall be amended to read in its entirety as follows:

“Termination Without Cause or Termination for Good Reason prior to September 30, 2006. If Employee’s employment is terminated by the Company prior to September 30, 2006 without Cause, Employee will receive all compensation and benefits as contemplated under this Agreement and the Supplemental Agreement until the Termination Date; provided, however, Employee must comply with this Agreement, including signing and not revoking the Supplemental Agreement.”

5.	Section 6(d) entitled “Good Reason” shall be deleted in its entirety.

6.	To the extent not expressly amended hereby, the Separation Agreement remains in full force and effect.

7.	This Second Amendment and the Separation Agreement, including without limitation Section 24 thereof, represent the entire agreement and understanding between the Company and Employee concerning Employee’s employment relationship with the Company and subsequent termination of employment with the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s employment relationship with the Company.

IN WITNESS WHEREOF, this amendment has been entered into as of the date first set forth above.

EMPLOYEE:	POLYCOM, INC.

/s/ Kim Niederman	/s/ Robert C. Hagerty
Kim Niederman	By:	Robert C. Hagerty
	Title:	CEO